Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Coffee Holding Co., Inc. on Form S-3 of our report dated January 29, 2018, with respect to our audits of the consolidated financial statements of Coffee Holding Co., Inc. as of October 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of Coffee Holding Co., Inc. for the year ended October 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
January 29, 2018